Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-27294 and 333-109234) of Kellogg Company of our report dated June 25, 2009 relating to the financial statements of Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan, which appears in this Form 11-K.
PricewaterhouseCoopers LLP
Detroit, Michigan
June 25, 2009